Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2011
PRICING SUPPLEMENT NO. 2011—MTNDG0090 DATED AUGUST     , 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Callable 3-Month USD-LIBOR-BBA and Russell 2000® Index Linked Range Accrual Notes Due August 26, 2026
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

•
If not previously called by us, the notes have a maturity of 15 years and will mature on August 26, 2026.  At maturity you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  Interest will only be payable on the maturity date and earlier interest payment dates, as explained below.  You will receive your payment at maturity and final interest payment, if any, on August 26, 2026 or, if that day is not a business day, the immediately following business day.  No additional interest will accrue on the notes during this period.  From and including August 26, 2012, the amount of interest payable to you will depend on both 3-Month USD-LIBOR-BBA, which we refer to as the LIBOR reference rate, and the closing value of the Russell 2000® Index, which we refer to as the underlying index.  All payments on the notes are subject to the credit risk of Citigroup Inc.

•
From and including the issue date to but excluding August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%, regardless of the LIBOR reference rate or the closing value of the underlying index.

•
From and including August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%, but only for each day during the accrual period described below on which both (i) the LIBOR reference rate is within the LIBOR reference rate range of 0.00% to 6.50%, inclusive, and (ii) the closing value of the underlying index is greater than or equal to the index reference level, which will equal 72% of the closing value of the underlying index on the date we price the notes for initial sale to the public, which is expected to be August 23, 2011.  If on each day for an entire accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes and you will not receive any interest payment on the related interest payment date.

•	Interest on the notes, if any, is payable quarterly on each February 26, May 26, August 26 and November 26, beginning November 26, 2011.
•
The accrual period is the period beginning on and including August 26, 2012 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.  For the last four business days in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days.

•
We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning August 26, 2012, upon not less than five business days’ notice.  Following an exercise of our call right, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.

•	At maturity, if the notes have not previously been redeemed, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.
•	The notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-9.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Note		Total
Public Offering Price	$1,000.00		$
Underwriting Fee	$35.00	(1)	$
Proceeds to Citigroup Funding Inc.	$965.00	(2)	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $35.00 for each $1,000 note sold in this offering.   The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $35.00 for each $1,000 note they sell, while selected dealers not affiliated with Citigroup Global Markets Inc. will receive a variable selling concession of up to $35.00 for each $1,000 note they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
(2) The per note proceeds to Citigroup Funding indicated above represent the minimum per note proceeds to Citigroup Funding for any note, assuming the maximum per note underwriting fee of $35.00.  As noted in footnote (1), the underwriting fee is variable.
Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about August      , 2011.
Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The Callable 3-Month USD-LIBOR-BBA and Russell 2000® Index Linked Range Accrual Notes Due August 26, 2026 (the “notes”) are callable securities offered by Citigroup Funding and have a maturity of 15 years.

Unlike ordinary debt securities, the notes do not provide for regular payment of interest, except during the first year following their issuance.  From and including the issue date to but excluding August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%.  From and including August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%, but only for each day during the accrual period on which both (i) the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time (the “LIBOR reference rate”) is within a range from and including 0.00% to and including 6.50% (the “LIBOR reference rate range”) and (ii) the closing value of the Russell 2000® Index (which we also refer to as the “underlying index”) is greater than or equal to the “index reference level,” which will be equal to 72% of the closing value of the underlying index on the date we price the notes for initial sale to the public, which is expected to be August 23, 2011.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 8.00% per annum for the related accrual period. We refer to the coupon on the notes as contingent because there is no assurance that you will receive a coupon payment on any interest payment date after the first year following issuance of the notes, or, if you do receive a coupon, there can be no assurance that it will be the full 8.00% per annum.

The notes mature on August 26, 2026.  We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning August 26, 2012 upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each note represents a principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

On any quarterly interest payment date, you will receive either (1) interest of 8.00% per annum for the first year after issuance of the notes or (2) following the first year after issuance, interest, which may be 0%, depending  on both the LIBOR reference rate and the value of the underlying index on each day during a particular accrual period, as described below.  We expect to pay interest, if any, in cash quarterly on each February 26, May 26, August 26 and November 26, beginning November 26, 2011.  We refer to each of these quarterly payment dates as an “interest payment date.”  We refer to the period beginning on and including August 26, 2012 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date, as an “accrual period.”  During the first year following the issuance of the notes, which will be from and including the issue date to but excluding August 26, 2012, the notes will pay a quarterly coupon of 8.00% per annum, regardless of the LIBOR reference rate or the closing value of the underlying index.  From and including August 26, 2012, the notes will pay a contingent quarterly coupon of 8.00% per annum for the applicable accrual period multiplied by the number of accrual days and divided by the number of elapsed days during that accrual period.  We refer to a day during the relevant accrual period as an “elapsed day,” and we refer to an elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level as an “accrual day.”  For the last four business days in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing value of the underlying index is not available on an elapsed day for any reason (including weekends and scheduled holidays), then the LIBOR reference rate or the closing value of the underlying index, as applicable, for such elapsed day will be the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes and you will not receive any interest payment on the related interest payment date.  The per annum interest rate calculated for any quarterly accrual period is applicable only to that quarterly accrual period; interest payments for any other quarterly accrual period will vary and may be zero.

During the first year following issuance of the notes, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  After the first year and until maturity, the interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly accrual period divided by 4.

Beginning August 26, 2012, it is likely that we will call the notes prior to their maturity if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing value of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work before you invest in the notes.  You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

Where Can I Find Examples of Hypothetical Interest Payments Following the First Year After Issuance?

For a table setting forth examples of hypothetical amounts you could receive on each quarterly interest payment date following the first year after issuance of the notes, see “Description of the Notes—Hypothetical Amounts Payable” below.

What Will I Receive at Maturity of the Notes?

Unless previously called by us, the notes will mature on August 26, 2026.  At maturity, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If August 26, 2026 is not a business day, you will receive your payment at maturity on the immediately following business day.  No additional interest will accrue on the notes during this period.

What Will I Receive if Citigroup Funding Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on August 26, 2012 upon not less than five business days’ notice to holders of the notes in the manner described in the section “Description of the Notes—Call Right” in this pricing supplement.  If we exercise our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.

What Will I Receive if I Sell the Notes Prior to Call or Maturity?

You will receive 100% of the principal amount of your notes only if you hold the notes at call or maturity.  If you choose to sell your notes before the notes are called or mature, you are not guaranteed and should not expect to receive the full principal amount of the notes you sell.  You should refer to the sections “Risk Factors Relating to the Notes—The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors” and “—The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited” in this pricing supplement for further information.

Who Publishes 3-Month USD-LIBOR-BBA and What Does It Measure?

3-Month USD-LIBOR-BBA is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. Unless otherwise stated in this pricing supplement, 3-Month USD-LIBOR-BBA will equal the rate for 3-Month USD-LIBOR-BBA appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time on any relevant date (as described in the section “Description of the Notes—Interest”).

How Has 3-Month USD-LIBOR-BBA Performed Historically?

We have provided a table showing the high and low levels, as well as end-of-quarter levels, of 3-Month USD-LIBOR-BBA for each quarter in the period from January 3, 2006 to August 8, 2011 and a graph showing the levels of 3-Month USD-LIBOR-BBA on each day such levels were available from January 3, 2006 to August 8, 2011. You can find the table and the graph in the section “Description of 3-Month USD-LIBOR-BBA—Historical Data on 3-Month USD-LIBOR-BBA” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of 3-Month USD-LIBOR-BBA in recent years. However, past performance is not indicative of how 3-Month USD-LIBOR-BBA will perform in the future.

Who Publishes the Russell 2000® Index and What Does It Measure?

Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from the Russell Investment Group (“Russell”), or other publicly available sources. The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the investable small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. The Russell 2000® Index includes the 2000 smallest securities, according to market capitalization, in the Russell 3000 Index. As of July 31, 2011, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. For further information on the Russell 2000® Index, including its makeup, method of calculation and changes in its components, see “Description of the Russell 2000® Index” in this pricing supplement.

An investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 2000® Index.

How Has the Russell 2000® Index Performed Historically?

We have provided a table showing the high and low closing values, as well as end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 3, 2006 to August 8, 2011 as well as a graph showing the daily closing values of the Russell 2000® Index on each day such closing values were available from January 3, 2006 to August 8, 2011. You can find the table and the graph in the section “Description of the Russell 2000® Index — Historical Data on Russell 2000® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Russell 2000® Index in recent years. However, past performance is not indicative of how the Russell 2000® Index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

We believe the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, and each holder, by purchasing the notes, agrees to this treatment.  Under this treatment, stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received (in accordance with the holder’s method of tax accounting).  Upon the sale or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s tax basis in such note.  Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.  Special rules apply to non-U.S. investors who are present in the United States for 183 days or more in a taxable year or whose gain on the notes is effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets Inc. and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets Inc. will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, related to the LIBOR reference rate and the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of

Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

PRELIMINARY TERMS

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Notes:	Callable 3-Month USD-LIBOR-BBA and Russell 2000® Index Linked Range Accrual Notes Due August 26, 2026
Pricing date:	The date on which the notes are priced for initial sale to the public, which is expected to be August 23, 2011.
Original issue date:	August , 2011 (three business days after the pricing date)
Maturity date:	August 26, 2026
Issue price:	$1,000 per note
Principal amount:	$1,000 per note
Aggregate principal amount:	$
Payment at maturity:	$1,000 per note, plus any accrued and unpaid interest
Interest payment:
Year 1 (for interest payment dates scheduled to occur on November 26, 2011, February 26, 2012, May 26, 2012 and August 26, 2012):

• 8.00% per annum, paid quarterly, regardless of the LIBOR reference rate or the closing value of the underlying index

Years 2 to 15 (for interest payment dates after August 26, 2012 to and including the maturity date):

• 8.00% per annum, but only for each day during the accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 8.00% per annum for the related accrual period.

It is possible that the LIBOR reference rate could remain outside the LIBOR reference rate range or the closing value of the underlying index could remain below the index reference level for extended periods of time or even throughout the period from and including August 26, 2012 to the maturity date so that the interest you receive after the first year will be 0.00% per annum.  The interest rate after the first year is a variable rate that may be as low as 0.00% or high as 8.00% per annum for any particular accrual period.

Interest payment dates:
Each February 26, May 26, August 26 and November 26, beginning November 26, 2011.  If any such date is not a business day, then the interest payment date will be postponed to the next business day.  If August 26, 2026 is not a business day, the final interest payment date will be the immediately following business day.  No additional interest will accrue on the notes during this period.

Day-count convention:
During the first year following issuance, 30/360. After the first year and until maturity, the interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum interest rate applicable to that quarterly accrual period divided by 4.

LIBOR reference rate:
On any day, the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “accrual day” below.

LIBOR reference rate range:	0.00% to 6.50%, inclusive

Underlying index:	Russell 2000® Index
Index reference level:	72% of the closing value of the underlying index on the pricing date
Accrual period:
The period beginning on and including August 26, 2012 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.

Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  For the last four business days in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing value of the underlying index is not available on an elapsed day for any reason (including weekends and scheduled holidays), then the LIBOR reference rate or the closing value of the underlying index, as applicable, for such elapsed day will be the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.

Elapsed day:	Each calendar day during the relevant accrual period.
Business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Call right:
We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning August 26, 2012 upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.

Risk factors:	Please see “Risk Factors Relating to the Notes” beginning on page PS-9.
Underlying index publisher:	Russell Investment Group
Clearing and settlement:	DTC
Listing:	The notes will not be listed on any securities exchange.
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
CUSIP:	1730T0NJ4
ISIN:	US1730T0NJ42

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities, an investment in the notes entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in 3-Month USD-LIBOR-BBA and the value of the Russell 2000® Index and other events that are difficult to predict and beyond our control.

The Notes Provide for Regular Interest Payments Only During the First Year Following Their Issuance

The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payment of interest, except during the first year following their issuance.  From and including the issue date to but excluding August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%.  From and including August 26, 2012, interest will accrue on the notes at an annual rate of 8.00%, but only for each day during the accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 8.00% per annum for the related accrual period.  Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since, after the first year following issuance of the notes, the interest payments are variable and may be zero.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The Notes Are Subject to Our Redemption Right

The term of the notes, and thus your opportunity to earn an above-market coupon after the first year following issuance of the notes if both (i) the LIBOR reference rate is consistently within the LIBOR reference rate range and (ii) the closing value of the underlying index is consistently greater than or equal to the index reference level on elapsed days, may be limited by our right to redeem the notes at our option on any interest payment date, beginning August 26, 2012.  The term of your investment in the notes may be limited to as short as one year.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Level of the LIBOR Reference Rate and the Value of the Underlying Index Will Affect Our Decision to Call the Notes

Beginning on August 26, 2012, it is likely that we will call the notes prior to their maturity if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing value of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the LIBOR rate, the value, volatility and dividend yield of the underlying index, interest and yield rates generally, time remaining to maturity of the notes, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

You cannot predict the future performance of 3-Month USD-LIBOR-BBA or the Russell 2000® Index based on their historical performance.  The LIBOR reference rate may increase and may be outside the LIBOR reference rate range or the value of the underlying index may decrease and be below the index reference level on every elapsed day so that you will receive no return on your investment other than the 8.00% per annum coupon that will be paid in the first year following the issuance of the notes.  There can be no assurance that after the first year following issuance of the notes both (i) the LIBOR reference rate will be within the LIBOR reference rate range and (ii) the closing value of the underlying index will be at or higher than the index reference level on any elapsed day so that you will receive a coupon payment on the notes for the applicable accrual period.  See “Description of 3-Month USD-LIBOR-BBA—Historical Data on 3-Month USD-LIBOR-BBA” and “Description of the Russell 2000® Index—Historical Data on the Russell 2000® Index.”

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

Investing in the Notes Is Not Equivalent to Investing in LIBOR Rates

During the first year following issuance of the notes, each quarterly interest payment will be paid at a fixed annual rate of 8.00%, regardless of the LIBOR reference rate.  Additionally, after the first year following issuance of the notes, each quarterly interest payment will depend on a fixed rate multiplied by the number of days in a given accrual period where both the LIBOR reference rate is within the LIBOR reference rate range and the underlying index is greater than or equal to the index reference level and divided by the total number of days in such accrual period.  Therefore, each quarterly interest payment will not track the actual level of the LIBOR reference rate.  Accordingly, the notes are not a suitable investment for investors who are looking to receive interest payments directly tracking the LIBOR reference rate.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Index

Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Notes

The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Publisher of the LIBOR Reference Rate or the Underlying Index Publisher

You will have no rights against the publisher of the LIBOR reference rate or the underlying index publisher, even though the amount you receive on an interest payment date will depend in part upon the level of the LIBOR reference rate and the closing value of the underlying index. The publisher of the LIBOR reference rate and the underlying index publisher are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the number of accrual days and the payment that you will receive on each interest payment date, upon early redemption or at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value in the event of discontinuance of the underlying index, may adversely affect the payout to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index and options, swaps or futures based upon the LIBOR reference rate as well as in other instruments related to the underlying index and the LIBOR reference rate. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index and the LIBOR reference rate on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities during the term of the notes could adversely affect the value of the underlying index and LIBOR reference rate on any elapsed day and, accordingly, whether an elapsed day is also an accrual day and we pay a quarterly coupon on the notes.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filing for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Callable 3-Month USD-LIBOR-BBA and Russell 2000® Index Linked Range Accrual Notes Due August 26,  2026 (the “Notes”) are callable securities offered by Citigroup Funding and have a maturity of 15 years.

Unlike ordinary debt securities, the Notes do not provide for regular payment of interest, except during the first year following their issuance.  From any including the Original Issue Date to but excluding August 26, 2012, interest will accrue on the Notes at an annual rate of 8.00%.  From and including August 26, 2012, interest will accrue on the Notes at an annual rate of 8.00%, but only for each day during the Accrual Period on which both (i) the LIBOR Reference Rate (as defined herein) is within a range from and including 0.00% to and including 6.50% (the “LIBOR Reference Rate Range”) and (ii) the Closing Value of the Russell 2000® Index (which we also refer to as the “Underlying Index”) is greater than or equal to the “Index Reference Level,” which will equal 72% of the Closing Value of the Underlying Index on the Pricing Date.  If on each day for an entire Accrual Period either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Value of the Underlying Index is less than the Index Reference Level, then no interest will accrue on the Notes and you will not receive any interest payment on the related Interest Payment Date for that Accrual Period.  Additionally, if either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Value of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, you will not receive the entire coupon of 8.00% per annum for the related Accrual Period.

The Notes mature on August 26, 2026.  We may call the Notes, in whole and not in part, for mandatory redemption on any quarterly Interest Payment Date beginning August 26, 2012 upon not less than five Business Days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the Notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a principal amount of $1,000.  You may transfer the Notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

On any quarterly Interest Payment Date, you will receive either (1) interest of 8.00% per annum for the first year after issuance of the Notes or (2) following the first year after issuance, interest, which may be 0%, depending on both the LIBOR Reference Rate and the Closing Value of the Underlying Index on each Elapsed Day during a particular Accrual Period, as described below.  We expect to pay interest, if any, in cash quarterly on each Interest Payment Date.

During the first year following the issuance of the Notes, which will be from and including the Original Issue Date to but excluding August 26, 2012, the Notes will pay a quarterly coupon of 8.00% per annum, regardless of the LIBOR Reference Rate or the Closing Value of the Underlying Index.  From and including August 26, 2012, the Notes will pay a contingent quarterly coupon of 8.00% per annum for the applicable Accrual Period multiplied by the number of Accrual Days and divided by the number of Elapsed Days, each as defined below.  If the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Closing Value of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, you will not receive the entire coupon of 8.00% per annum for the related Accrual Period.  The per annum interest rate calculated for any quarterly Accrual Period is applicable only to that quarterly Accrual Period; interest payments for any other quarterly Accrual Period will vary and may be zero.

During the first year following issuance of the Notes, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  After the first year and until maturity, the interest payment amount per Note for any quarterly Accrual Period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly Accrual Period divided by 4.

Beginning on August 26, 2012, it is likely that we will call the Notes prior to their maturity if (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range, (ii) the Closing Value of the Underlying Index is greater than or equal to the Index Reference Level and (iii) the quarterly interest payment on the Notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the Notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the Notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work before you invest in the Notes.

Interest, if any, will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date.

The “LIBOR Reference Rate” means, on any day, the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “Accrual Day.”

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

An “Accrual Day” means an Elapsed Day on which both (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range and (ii) the Closing Value of the Underlying Index is greater than or equal to the Index Reference Level.  For the last four Business Days in an Accrual Period, the LIBOR Reference Rate or the Closing Value of the Underlying Index, as applicable, will not be observed and will be assumed to be the same as the LIBOR Reference Rate or the Closing Value of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such unobserved days. If the LIBOR Reference Rate or the Closing Value of the Underlying Index is not available on an Elapsed Day for any reason (including weekends and scheduled holidays), then the

LIBOR Reference Rate or the Closing Value of the Underlying Index, as applicable, for such Elapsed Day will be the LIBOR Reference Rate or the Closing Value of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such Elapsed Day.

An “Elapsed Day” means each calendar day during the relevant Accrual Period.

The “Accrual Period” means the period beginning on and including August 26, 2012 to but excluding the immediately following Interest Payment Date, and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.  An “Interest Payment Date” means each February 26, May 26, August 26 and November 26, beginning November 26, 2011.  If any such date is not a Business Day, then the Interest Payment Date will be postponed to the next Business Day.  If August 26, 2026 is not a Business Day, the final Interest Payment Date will be the immediately following Business Day.  No additional interest will accrue on the Notes during this period.

The “Original Issue Date” means August   , 2011 (three Business Days after the Pricing Date).

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public, which is expected to be August 23, 2011.

Subject to the terms described under “—Discontinuance of the Russell 2000® Index” and “—Alteration of Method of Calculation” below, the “Closing Value” means the closing value of the Underlying Index as published by the Underlying Index Publisher.

The “Underlying Index Publisher” is the Russell Investment Group.

Hypothetical Amounts Payable

The table below presents examples of hypothetical interest rates at which interest would accrue on the Notes during any quarter after the first year following issuance of the Notes based on the number of Elapsed Days and Accrual Days in a related Accrual Period.

For illustrative purposes, the table assumes an Accrual Period that contains 90 Elapsed Days.  The example below is for purposes of illustration only and would provide different results if different assumptions were made.

The actual interest payments will depend on the actual number of Elapsed Days during the relevant Accrual Period and both the actual LIBOR Reference Rate and the actual Closing Value of the Underlying Index on each day. The applicable contingent quarterly coupon for each Accrual Period will be determined on a per-annum basis but will apply only to that Accrual Period.

Contingent Accrual Rate:	8.00% per annum

LIBOR Reference Rate Range:	0.00% to 6.50%, inclusive

Index Reference Level:	72% of the Closing Value of the Underlying Index on the Pricing Date

Hypothetical Number of Days the LIBOR Reference Rate Is Within the LIBOR Reference Rate Range and the Underlying Index Is Greater Than or Equal to the Index Reference Level (i.e., Accrual Days) During an Accrual Period

	Hypothetical Contingent Quarterly Coupon Rate (per Annum)	Hypothetical Quarterly Interest Payment per $1,000
0	0.00%	$0.00
1	0.09%	$0.22
10	0.89%	$2.22
15	1.33%	$3.33
20	1.78%	$4.44
25	2.22%	$5.56
30	2.67%	$6.67
35	3.11%	$7.78
40	3.56%	$8.89
45	4.00%	$10.00
50	4.44%	$11.11
55	4.89%	$12.22
60	5.33%	$13.33
65	5.78%	$14.44
70	6.22%	$15.56
75	6.67%	$16.67
80	7.11%	$17.78
85	7.56%	$18.89
90	8.00%	$20.00

Payment at Maturity

Unless previously called by us, the Notes will mature on August 26, 2026. At maturity, you will receive for each Note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If August 26, 2026 is not a Business Day, you will receive your payment at maturity on the immediately following Business Day.  No additional interest will accrue on the Notes during this period.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption on any Interest Payment Date beginning August 26, 2012 upon not less than five Business Days’ notice to holders of the Notes in the manner described below. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.  If we call the Notes on an Interest Payment Date that has been postponed as described in the definition of “Interest Payment Date,” you will receive your payment on such Interest Payment Date as postponed, and no additional interest will accrue on the Notes during this period.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Discontinuance of the Russell 2000® Index

If the Underlying Index Publisher discontinues publication of the Russell 2000® Index or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Russell 2000® Index, then the value of the relevant index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If the Underlying Index Publisher discontinues publication of the Russell 2000® Index and a successor index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Russell 2000® Index, the value to be substituted for the Russell 2000® Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the relevant index as described above, the successor index or value will be substituted for the relevant index for all purposes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index may adversely affect the market value of the Notes.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Russell 2000® Index or a successor index is changed in any material respect, or if the Russell 2000® Index or a successor index is in any other way modified so that the value of the Russell 2000® Index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Russell 2000® Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Russell 2000® Index or the successor index. Accordingly, if the method of calculating the Russell 2000® Index or the successor index is modified so that the value of the Russell 2000® Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a

Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of       % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0NJ4.

Calculation Agent

The “Calculation Agent” for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF 3-MONTH USD-LIBOR-BBA

General

3-Month USD-LIBOR-BBA is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

Historical Data on 3-Month USD-LIBOR-BBA

The following table sets forth the published high and low levels, as well as end-of-quarter levels, of 3-Month USD-LIBOR-BBA for each quarter in the period from January 3, 2006 through August 8, 2011. The level of 3-Month USD-LIBOR-BBA on August 8, 2011 was 0.2748%. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. These historical data on 3-Month USD-LIBOR-BBA should not be taken as an indication of future performance of 3-Month USD-LIBOR-BBA during the term of the Notes or what the value of the Notes may be.  Any historical upward or downward trend in 3-Month USD-LIBOR-BBA during any period set forth below is not an indication that 3-Month USD-LIBOR-BBA is more or less likely to increase or decrease at any time over the term of the Notes.

	High	Low	Period End
2006
Quarter
First	5.0000%	4.5406%	5.0000%
Second	5.5081	5.0000	5.4806
Third	5.5200	5.3638	5.3700
Fourth	5.3800	5.3500	5.3600
2007
Quarter
First	5.3603	5.3300	5.3500
Second	5.3600	5.3500	5.3600
Third	5.7250	5.1981	5.2288
Fourth	5.2531	4.7025	4.7025
2008
Quarter
First	4.6806	2.5419	2.6881
Second	2.9200	2.6381	2.7831
Third	4.0525	2.7850	4.0525
Fourth	4.8188	1.4250	1.4250
2009
Quarter
First	1.4213	1.0825	1.1919
Second	1.1769	0.5950	0.5950
Third	0.5875	0.2825	0.2869
Fourth	0.2844	0.2488	0.2506
2010
Quarter
First	0.2915	0.2488	0.2915
Second	0.5393	0.2915	0.5339
Third	0.5336	0.2894	0.2900
Fourth	0.3038	0.2844	0.3031
2011
Quarter
First	0.3140	0.3028	0.3030
Second	0.3010	0.2450	0.2458
Third (through August 8, 2011)	0.2748	0.2458	0.2748

The following graph illustrates the historical performance of 3-Month USD-LIBOR-BBA on each day from January 3, 2006 through August 8, 2011.

DESCRIPTION OF THE RUSSELL 2000® INDEX

General

Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from Russell or publicly available sources. Such information reflects the policies of, and is subject to change by, Russell.  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Russell 2000® Index at any time.  None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Russell 2000® Index.  The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the investable small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the 2000 smallest securities, according to market capitalization, in the Russell 3000 Index.

As of July 31, 2011, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Russell 2000® Index.  If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Russell 2000® Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”):  country of incorporation, country of headquarters and country of the most liquid exchange.  After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location.  If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011.  If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries.  In the latter case, the company is assigned to the country of its most liquid stock exchange.  Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Russell 2000® Index.  Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell 2000® Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Russell 2000® Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

•	Common stock;

•	Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock; and

•	Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.”  The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.  Stocks are weighted in the Russell 2000® Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares — when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

•
Large private and corporate shares — shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange;

•	IPO lock-ups — shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

•	Government holdings:

•	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

•	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

•	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Russell 2000® Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s website.

Historical Data on the Russell 2000® Index

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Values, as well as the end-of-quarter Closing Values, of the Russell 2000® Index from January 3, 2006 through August 8, 2011. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  These historical data on the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	765.14	684.05	765.14
Second	781.83	672.72	724.67
Third	734.48	671.94	725.59
Fourth	797.73	718.35	787.66
2007
Quarter
First	829.44	760.06	800.71
Second	855.09	803.22	833.70
Third	855.77	751.54	805.45
Fourth	845.72	735.07	766.03
2008
Quarter
First	753.55	643.97	687.97
Second	763.27	686.07	689.66
Third	754.38	657.72	679.58
Fourth	671.59	385.31	499.45
2009
Quarter
First	514.71	343.26	422.75
Second	531.68	429.16	508.28
Third	620.69	479.27	604.28
Fourth	634.07	562.40	625.39
2010
Quarter
First	690.30	586.49	678.64
Second	741.92	609.49	609.49
Third	677.64	590.03	676.14
Fourth	792.35	669.45	783.65
2011
Quarter
First	843.55	773.18	843.55
Second	865.29	777.20	827.43
Third (through August 8, 2011)	858.11	650.96	650.96

On August 8, 2011, the Closing Value of the Russell 2000® Index was 650.96.

The following graph illustrates the historical performance of the Russell 2000® Index based on the Closing Value thereof on each day such levels were available from January 3, 2006 through August 8, 2011.

License Agreement

Russell and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Notes.

The license agreement between Russell and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Funding, its affiliates or the Notes. Russell has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING,

HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING.”

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $          principal amount of Notes (            Notes) for a minimum of $965.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc.  Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $35.00 per Note, and to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a variable selling concession of up to $35.00 per Note. Citigroup Global Markets will pay the applicable selling concession to selected dealers and their financial advisors collectively.  Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $35.00 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Callable 3-Month USD-LIBOR-BBA
and Russell 2000® Index Linked
Range Accrual Notes

Due August 26, 2026

($1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

August    , 2011
(Including Prospectus Supplement dated
May 12, 2011 and Prospectus dated
 May 12, 2011)

__________________ TABLE OF CONTENTS
Page
Pricing Supplement
Summary Information—Q&A	PS-2
Preliminary Terms	PS-7
Risk Factors Relating to the Notes	PS-9
Description of the Notes	PS-12
Description of 3-Month USD-LIBOR-BBA	PS-18
Description of the Russell 2000® Index	PS-20
Plan of Distribution; Conflicts of Interest	PS-25
ERISA Matters	PS-26

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28